                                                                    Exhibit 99.1

                              SIMON PROPERTY GROUP

                                    Overview

The Company

   Simon Property Group, Inc. ("SPG") (NYSE:SPG) is a self-administered and self-managed real estate investment trust ("REIT"). Simon Property Group, L.P. (the "Operating Partnership") is a subsidiary partnership of SPG. Shares of SPG are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. ("SRC", and together with SPG, the "Company"). The Company and the Operating Partnership (collectively the "Simon Group") are engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers.

   At June 30, 2000, the Company, directly or through the Operating Partnership, owned or had an interest in 253 properties which consisted of regional malls, community shopping centers, and specialty and mixed-use properties containing an aggregate of 184 million square feet of gross leasable area (GLA) in 36 states and five assets in Europe. The Company, together with its affiliated management companies, owned or managed approximately 190 million square feet of GLA in retail and mixed-use properties.

   This package was prepared to provide (1) ownership information, (2) certain operational information, and (3) debt information as of June 30, 2000, for the Company and the Operating Partnership.

   Certain statements contained in this Supplemental Package may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the business and prospects of the Company and the Operating Partnership, including the risks and uncertainties discussed in other periodic filings made by the Company and the Operating Partnership with the Securities and Exchange Commission.

   We hope you find this Supplemental Package beneficial. Any questions, comments or suggestions should be directed to: Shelly J. Doran, Director of Investor Relations-Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207.
Telephone: (317) 685-7330; e-mail: sdoran@simon.com

             SIMON PROPERTY GROUP ECONOMIC OWNERSHIP STRUCTURE (1)

                                 JUNE 30, 2000

                                   [GRAPH]
Simon Property Group, Inc. (2)(3)(4)
Common Shareholders             Shares             %
-------------------             ------             -
Public Shareholders           168,129,571        96.8%
Simon Family                    4,293,311         2.5%
DeBartolo Family                   32,206         0.0%
Executive Management(5)         1,280,680         0.7%
                              -----------       -----
                              173,735,768(4)    100.0%
172,064,824 units
Simon Property Group, L.P.
    237,501,238 units
 65,436,414 units
                   Limited Partners
                 ("Limited Partners")
Unitholders                     Units              %
-----------                     -----              -
Simon Family                   34,584,455        52.8%
DeBartolo Family               22,222,599        34.0%
Executive Management(5)           153,498         0.2%
Other Limited Partners          8,475,862        13.0%
                               ----------       -----
                               65,436,414       100.0%
Ownership of Simon Property Group, L.P.
---------------------------------------
Simon Property Group, Inc.                         %
                                                   -
Public Shareholders                              70.1%
Simon Family                                      1.8%
DeBartolo Family                                  0.0%
Executive Management(5)                           0.5%
                                                -----
    Subtotal                                     72.4%
                                                -----
Limited Partners
Simon Family                                     14.6%
DeBartolo Family                                  9.3%
Executive Management(5)                           0.1%
Other Limited Partners                            3.6%
                                                -----
    Subtotal                                     27.6%
                                                -----
    Total                                       100.0%

(1) Schedule excludes preferred stock (see "Preferred Stock/Units Outstanding") and units not convertible into common stock.
(2) General partner of Simon Property Group, L.P.
(3) Shares of Simon Property Group, Inc. ("SPG") are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc.
(4) The number of outstanding shares of common stock of SPG exceeds the number of Simon Property Group, L.P. units owned by SPG by 1,670,944. This is the result of the direct ownership of Ocean County Mall by SPG, partially offset by units issued to SPG in exchange for Northshore Mall.
(5) Executive management excludes Simon family members.

                              SIMON PROPERTY GROUP

                  Changes in Common Shares and Unit Ownership
          For the Period from December 31, 1999 through June 30, 2000

                                                       Operating     Company
                                                      Partnership    Common
                                                       Units(1)     Shares(2)
                                                      -----------  -----------
Number Outstanding at December 31, 1999.............. 65,444,680   173,165,255
Restricted Stock Awards (Stock Incentive Program),
 Net.................................................        --        434,952
Issuance of Stock for Stock Option Exercises.........        --         13,360
Conversion of Series A Preferred Stock into Common
 Stock...............................................        --         85,288
Conversion of Series B Preferred Stock into Common
 Stock...............................................        --         36,913
Conversion of Units into Cash........................     (8,266)          --
                                                      ----------   -----------
Number Outstanding at June 30, 2000.................. 65,436,414   173,735,768
                                                      ==========   ===========

          Total Common Shares and Units Outstanding at June 30, 2000:
                                 239,172,182(2)


Details for Diluted FFO Calculation:
Company Common Shares Outstanding at June 30, 2000...              173,735,768
Number of Common Shares Issuable Assuming Conversion
 of:
  Series A Preferred 6.5% Convertible................                1,940,005
  Series B Preferred 6.5% Convertible................               12,490,773
Net Number of Common Shares Issuable Assuming Exer-
 cise of Stock Options...............................                  149,479
                                                                   -----------
Diluted Common Shares Outstanding at June 30, 2000...              188,316,025
                                                                   ===========

Fully Diluted Common Shares and Units Outstanding at June 30, 2000: 253,752,439


(1) Excludes units owned by the Company (shown here as Company Common Shares) and units not convertible into common shares.
(2) Excludes preferred units relating to preferred stock outstanding (see Schedule of Preferred Stock Outstanding).

                              SIMON PROPERTY GROUP

                       Preferred Stock/Units Outstanding
                              As of June 30, 2000
                                  ($ in 000's)

                                                    Number of   Liquidation          Ticker
Issuer                         Description         Shares/Units Preference     $     Symbol
------                   ------------------------  ------------ ----------- -------- ------
Preferred Shares:
Convertible
Simon Property Group,    Series A Preferred            51,059     $1,000    $ 51,059    N/A
 Inc.................... 6.5% Convertible (1)
Simon Property Group,    Series B Preferred         4,830,057     $  100    $483,006 SPGPrB
 Inc.................... 6.5% Convertible (2)
Perpetual
SPG Properties, Inc..... Series B Preferred         8,000,000     $   25    $200,000 SGVPrB
                         8 3/4% Perpetual (3)
SPG Properties, Inc..... Series C Preferred         3,000,000     $   50    $150,000    N/A
                         7.89% Perpetual (4)
Simon Property Group,    Series E Preferred         1,000,000     $   25    $ 25,000    N/A
 Inc.................... 8% Cumulative
                         Redeemable (5)
Preferred Units:
Simon Property Group,    Series C 7%                2,584,227     $   28    $ 72,358    N/A
 L.P.................... Cumulative
                         Convertible Preferred (6)
Simon Property Group,    Series D 8%                2,584,227     $   30    $ 77,527    N/A
 L.P.................... Cumulative
                         Redeemable Preferred (7)

--------
(1) Assumed in connection with the CPI merger. Each share is convertible into a number of shares of common stock obtained by dividing $1,000 by $26.319 (conversion price), which is subject to adjustment as outlined below. The stock is not redeemable, except as needed to maintain or bring the direct or indirect ownership of the capital stock of the Company into conformity with the requirements of Section 856(a)(6) of the Code.
(2) Issued as part of the consideration for the CPI merger. Each share is convertible into a number of shares of common stock of the Company obtained by dividing $100 by $38.669 (the conversion price), which is subject to adjustment as outlined below. The Company may redeem the stock on or after September 24, 2003 at a price beginning at 105% of the liquidation preference plus accrued dividends and declining to 100% of the liquidation preference plus accrued dividends any time on or after September 24, 2008. The shares are traded on the New York Stock Exchange. The closing price on June 30, 2000, was $67.25 per share.
    The conversion prices of the Series A and Series B Convertible
    Preferred Stock are subject to adjustment by the Company in connection with certain events.
(3) SPG Properties, Inc. may redeem the stock on or after September 29, 2006. The shares are not convertible into any other securities of SPG Properties, Inc. or the Company. The shares are traded on the New York Stock Exchange. The closing price on June 30, 2000, was $22.25 per share.
(4) The Cumulative Step-Up Premium Rate Preferred Stock was issued at 7.89%. The shares are redeemable after September 30, 2007. Beginning October 1, 2012, the rate increases to 9.89%.
(5) Issued in connection with the Mall of America acquisition. Simon Property Group, Inc. Series E Preferred 8% Cumulative Redeemable Stock is not redeemable prior to August 27, 2004. On or after August 27, 2004, the Corporation may redeem the shares, in whole or in part, for cash at the Liquidation Preference plus accrued and unpaid dividend, if any.
(6) Issued in connection with the New England Development Acquisition. Each unit/share is convertible into 0.75676 shares of common stock on or after August 27, 2004 if certain conditions are met. Each unit/share is not redeemable prior to August 27, 2009.
(7) Issued in connection with the New England Development Acquisition. Each unit/share is not redeemable prior to August 27, 2009.

                              SIMON PROPERTY GROUP

           Reconciliation of Income to Funds From Operations ("FFO")

                              As of June 30, 2000
                 (Amounts in thousands, except per share data)

                                          Three Months      Six Months Ended
                                         Ended June 30,         June 30,
                                        ------------------  ------------------
                                          2000      1999      2000      1999
                                        --------  --------  --------  --------
The Operating Partnership
Income Before Extraordinary Items and
 Cumulative Effect of Accounting
 Change...............................  $ 75,912  $ 67,338  $147,048  $134,726
Plus: Real Estate Depreciation and
    Amortization from Combined
    Consolidated Properties...........    98,906    89,544   197,142   179,081
Plus: Simon's Share of Real Estate
    Depreciation and Amortization and
    Extraordinary Items from
    Unconsolidated Affiliates.........    28,055    20,761    56,856    41,291
Plus: Gain (Loss) on Sale of Real
    Estate, Net(1)....................    (1,562)    9,308    (8,658)    9,308
Less: Minority Interest Portion of
    Real Estate Depreciation and
    Amortization......................    (1,475)     (255)   (2,955)   (2,050)
Less: Preferred Distributions
    (including those of subsidiary)...   (19,368)  (16,123)  (38,740)  (33,828)
FFO of the Simon Portfolio............  $180,468  $170,573  $350,693  $328,528
                                        --------  --------  --------  --------
  Percent Increase....................       5.8%                6.7%
FFO of the Simon Portfolio............  $180,468  $170,573  $350,693  $328,528
Basic FFO per Paired Share:
Basic FFO Allocable to the Company....  $131,039  $125,099  $254,542  $239,359
Basic Weighted Average Paired Shares
 Outstanding..........................   173,672   173,342   173,448   171,177
Basic FFO per Paired Share............  $   0.75  $   0.72  $   1.47  $   1.40
                                        --------  --------  --------  --------
  Percent Increase....................       4.2%                5.0%
Diluted FFO per Paired Share:
Diluted FFO Allocable to the Company..  $140,364  $134,356  $273,039  $259,569
Diluted Weighted Average Number of
 Equivalent Paired Shares.............   188,316   188,259   188,090   187,872
Diluted FFO per Paired Share..........  $   0.75  $   0.71  $   1.45  $   1.38
                                        --------  --------  --------  --------
  Percent Increase....................       5.6%      (2)       5.1%      (2)

--------
(1) Net of asset write downs of $10.6 million for the three and six months ended June 30, 2000.
(2) On January 1, 2000, the Company adopted Staff Accounting Bulletin 101 ("SAB 101"), which addresses certain revenue recognition policies, including the accounting for overage rent by a landlord. If the Company's 1999 results were restated to reflect the adoption of SAB 101, 1999 FFO would be reduced and comparable growth from 1999 to 2000 would be as follows:

                             Three Months Ended 6/30         Six Months Ended 6/30
                          ------------------------------ ------------------------------
                            Impact to    Adjusted          Impact to    Adjusted
                           1999 Amounts    1999    Comp   1999 Amounts    1999    Comp
                          due to SAB 101 Amounts  Growth due to SAB 101 Amounts  Growth
                          -------------- -------- ------ -------------- -------- ------
FFO of the Simon Portfo-
 lio....................     $(6,312)    $164,261  9.9%     $(11,350)   $317,178 10.6%
Basic FFO Allocable to
 the Company............     $(4,573)    $120,526  8.7%     $ (8,218)   $231,141 10.1%
Basic FFO per Paired
 Share..................     $ (0.03)    $   0.70  7.1%     $  (0.05)   $   1.35  8.9%
Diluted FFO Allocable to
 the Company............     $(4,674)    $129,682  8.2%     $ (8,398)   $251,171  8.7%
Diluted FFO per Paired
 Share..................     $ (0.02)    $   0.69  8.7%     $  (0.04)   $   1.34  8.2%

                              SIMON PROPERTY GROUP

                         Selected Financial Information

                              As of June 30, 2000
                        (In thousands, except as noted)

                                                 As of or for the
                                                 Six Months Ended
                                                     June 30,
                                                 ------------------
                                                   2000      1999    % Change
                                                 --------  --------  --------
Financial Highlights of the Company
Total Revenue--Consolidated Properties.........  $965,510  $900,099    7.3 %
Total EBITDA of Simon Portfolio................  $979,463  $838,908   16.8 %
Simon Share of EBITDA..........................  $757,307  $675,771   12.1 %
Net Income Available to Common Shareholders....  $ 69,255  $ 73,416   (5.7)%
Basic Net Income per Common Share..............  $   0.40  $   0.43   (7.0)%
Diluted Net Income per Common Share............  $   0.40  $   0.43   (7.0)%
FFO of the Simon Portfolio.....................  $350,693  $328,528    6.7 %(5)
Basic FFO Allocable to the Company.............  $254,542  $239,359    6.3 %(5)
Diluted FFO Allocable to the Company...........  $273,039  $259,656    5.2 %(5)
Basic FFO per Common Share.....................  $   1.47  $   1.40    5.0 %(5)
Diluted FFO per Common Share...................  $   1.45  $   1.38    5.1 %(5)
Distributions per Common Share.................  $ 0.5050  $ 0.5050    0.0 %
Operational Statistics
Occupancy at End of Period:
  Regional Malls(1)............................      90.0%     88.4%   1.6 %
  Community Shopping Centers(2)................      91.2%     90.9%   0.3 %
Average Base Rent per Square Foot:
  Regional Malls(1)............................  $  27.63  $  26.15    5.7 %
  Community Shopping Centers(2)................  $   9.12  $   7.84   16.3 %
Regional Malls:
  Total Tenant Sales Volume, in
   millions(3)(4)..............................  $  7,075  $  5,953   18.8 %
  Comparable Sales per Square Foot(4)..........  $    387  $    368    5.2 %
  Total Sales per Square Foot(4)...............  $    373  $    351    6.3 %
Number of U.S. Properties Open at End of
 Period........................................       253       241    5.0 %
Total U.S. GLA at End of Period, in millions of
 square feet...................................     183.9     166.8   10.3 %

--------
(1) Includes mall and freestanding stores.
(2) Includes all Owned GLA.
(3) Represents only those tenants who report sales.
(4) Based upon the standard definition of sales for regional malls adopted by the International Council of Shopping Centers which includes only mall and freestanding stores less than 10,000 square feet.
(5) See footnote 1 on page 9 for comparable growth rates.

                              SIMON PROPERTY GROUP

                         Selected Financial Information

                              As of June 30, 2000
                        (In thousands, except as noted)

                                                         June 30,    June 30,
                                                           2000        1999
                                                        ----------- -----------
Equity Information
Limited Partner Units Outstanding at End of Period....       65,436      64,176
Common Shares Outstanding at End of Period............      173,736     173,456
                                                        ----------- -----------
Total Common Shares and Units Outstanding at End of
 Period...............................................      239,172     237,633
                                                        =========== ===========
Basic Weighted Average Paired Shares Outstanding......      173,448     171,177
Diluted Weighted Average Number of Equivalent Paired
 Shares(1)............................................      188,090     187,872
                                                         June 30,    December
                                                           2000      31, 1999
                                                        ----------- -----------
Debt Information
Consolidated Debt.....................................  $ 8,805,667 $ 8,768,951
Simon Group's Share of Joint Venture Debt.............  $ 1,952,703 $ 1,886,360
Debt-to-Market Capitalization
Common Stock Price at End of Period...................  $   22.1875 $   22.9375
Equity Market Capitalization(2).......................  $ 6,199,300 $ 6,320,891
Total Consolidated Capitalization.....................  $15,004,967 $15,089,842
                                                        ----------- -----------
Total Capitalization--Including Simon Group's Share of
 JV Debt..............................................  $16,957,670 $16,976,202
                                                        =========== ===========

--------
(1) Diluted for purposes of computing FFO per share.
(2) Market value of Common Stock, Units and all issues of Preferred Stock of SPG and SPG Properties, Inc.

                              SIMON PROPERTY GROUP

                      Portfolio GLA, Occupancy & Rent Data
                              As of June 30, 2000

                                                                       Avg. Annualized
                                                            % of Owned  Base Rent Per
                                         Total      % of    GLA Which  Leased Sq. Ft.
Type of Property          GLA-Sq. Ft.  Owned GLA  Owned GLA is Leased   of Owned GLA
----------------          ----------- ----------- --------- ---------- ---------------
Regional Malls
--Anchor................   96,726,134  30,333,972    27.5%     98.4%       $ 3.78
--Mall Store............   56,480,677  56,432,781    51.2%     89.8%       $28.30
--Freestanding..........    3,673,258   1,858,574     1.7%     94.9%       $ 9.22
                          ----------- -----------  ------
  Subtotal..............   60,153,935  58,291,355    52.9%     90.0%       $27.63
                          =========== ===========  ======
Regional Mall Total.....  156,880,069  88,625,327    80.4%     92.9%       $19.02
                          =========== ===========  ======
Community Shopping
 Centers
--Anchor................   12,636,498   7,908,251     7.2%     93.9%       $ 7.48
--Mall Store............    4,353,853   4,268,095     3.9%     86.1%        12.45
--Freestanding..........      798,684     319,257      .2%     95.3%         9.01
                          ----------- -----------  ------
Community Ctr. Total....   17,789,035  12,495,603    11.3%     91.2%       $ 9.12
                          =========== ===========  ======
Office Portion of Mixed-
 Use Properties.........    2,432,840   2,432,840     2.2%     90.5%       $18.70
Value-Oriented Super-
 Regional Malls.........    5,430,489   5,305,489     4.8%     92.9%       $16.23
Other...................    1,415,180   1,391,176     1.3%
                          ----------- -----------  ------
Grand Total.............  183,947,613 110,250,435  100.00%
                          =========== ===========  ======

                               Occupancy History

                                                                           Community
      As of                 Regional Malls(1)                         Shopping Centers(2)
      -----                 -----------------                         -------------------
      6/30/00                     90.0%                                      91.2%
      6/30/99                     88.4%                                      90.9%
      12/31/99                    90.6%                                      88.6%
      12/31/98                    90.0%                                      91.4%
      12/31/97                    87.3%                                      91.3%
      12/31/96                    84.7%                                      91.6%

--------
(1) Includes mall and freestanding stores.
(2) Includes all Owned GLA.

                              SIMON PROPERTY GROUP

                                Rent Information
                              As of June 30, 2000

Average Base Rent

                           Mall & Freestanding      %       Community       %
As of                    Stores at Regional Malls Change Shopping Centers Change
-----                    ------------------------ ------ ---------------- ------
 6/30/00................          $27.63            5.7%      $9.12        16.3%
 6/30/99................           26.15            --         7.84         --
12/31/99................           27.33            6.3        8.36         8.9
12/31/98................           25.70            8.7        7.68         3.2
12/31/97................           23.65           14.4        7.44        -2.7
12/31/96................           20.68            7.8        7.65         4.9

Rental Rates

                                       Base Rent(1)          Amount of Change
                               ----------------------------- ------------------
                               Store Openings Store Closings
Year                           During Period  During Period  Dollar  Percentage
----                           -------------- -------------- ------  ----------
Regional Malls:
2000 (YTD)....................     $32.38         $29.71     $2.67       9.0%
1999..........................      31.25          24.55      6.70      27.3
1998..........................      27.33          23.63      3.70      15.7
1997..........................      29.66          21.26      8.40      39.5
1996..........................      23.59          18.73      4.86      25.9
Community Shopping Centers:
2000 (YTD)....................     $12.88         $10.62     $2.26      21.3%
1999..........................      10.26           7.44      2.82      37.9
1998..........................      10.43          10.95     (0.52)     (4.7)
1997..........................       8.63           9.44     (0.81)     (8.6)
1996..........................       8.18           6.16      2.02      32.8

--------
(1) Represents the average base rent in effect during the period for those tenants who signed leases as compared to the average base rent in effect during the period for those tenants whose leases terminated or expired.

                              SIMON PROPERTY GROUP

                              Lease Expirations(1)
                              As of June 30, 2000

                                                                 Avg. Base Rent
                                         Number of      Square   per Square Foot
Year                                  Leases Expiring    Feet      at 6/30/00
----                                  --------------- ---------- ---------------
Regional Malls--Mall & Freestanding Stores
2000 (7/1-12/31).....................        679         728,635      30.56
2001.................................      1,643       3,591,836      26.22
2002.................................      1,667       3,572,295      27.59
2003.................................      1,912       4,370,815      29.77
2004.................................      1,714       4,617,735      28.71
2005.................................      1,619       5,076,046      27.54
2006.................................      1,502       4,172,255      29.71
2007.................................      1,414       4,112,219      31.70
2008.................................      1,279       4,487,732      29.51
2009.................................      1,389       4,566,579      28.07
                                          ------      ----------
Totals...............................     14,818      39,296,147     $28.85
                                          ======      ==========
Regional Malls--Anchor Tenants
2000 (7/1-12/31).....................          5         690,745       1.74
2001.................................         11       1,355,717       1.90
2002.................................         16       1,948,271       1.85
2003.................................         18       2,156,140       2.29
2004.................................         25       2,462,680       3.31
2005.................................         19       2,371,330       2.50
2006.................................         18       2,177,104       3.28
2007.................................          6         766,048       1.77
2008.................................         14       1,400,573       4.81
2009.................................         16       1,986,791       2.82
                                          ------      ----------
Totals...............................        148      17,315,399     $ 2.72
                                          ======      ==========
Community Centers--Mall Stores & Freestanding Stores
2000 (7/1-12/31).....................        105         122,835      11.57
2001.................................        191         515,454      12.45
2002.................................        176         572,570      11.41
2003.................................        151         578,428      11.53
2004.................................        128         504,106      12.15
2005.................................        135         600,053      12.46
2006.................................         28         289,221       8.22
2007.................................         20         168,942      11.41
2008.................................         17         128,402      12.25
2009.................................         15          89,718      16.02
                                          ------      ----------
Totals...............................        966       3,569,729     $11.75
                                          ======      ==========

--------
(1) Does not consider the impact of options that may be contained in leases.

                              SIMON PROPERTY GROUP

                              Lease Expirations(1)
                              As of June 30, 2000

                                                                 Avg. Base Rent
                                          Number of     Square   per Square Foot
Year                                   Leases Expiring   Feet      at 6/30/00
----                                   --------------- --------- ---------------
Community Centers--Anchor Tenants
2000 (7/1-12/31)......................         2          60,529       8.12
2001..................................        12         451,080       4.36
2002..................................         9         334,458       5.74
2003..................................        12         545,297       4.81
2004..................................        14         564,277       4.33
2005..................................        14         642,128       6.15
2006..................................        10         534,812       5.89
2007..................................        11         466,173       6.28
2008..................................        10         399,235       7.91
2009..................................        15         689,636       6.75
                                             ---       ---------
Totals................................       109       4,687,625      $5.84
                                             ===       =========

--------
(1) Does not consider the impact of options that may be contained in leases.

                              SIMON PROPERTY GROUP

         SPG's Share of Total Debt Amortization and Maturities by Year
                              As of June 30, 2000
                                 (In thousands)

                             SPG's Share of SPG's Share of SPG's Share of
                                Secured       Unsecured    Unconsolidated
                              Consolidated   Consolidated  Joint Venture  SPG's Share of
Year                              Debt           Debt       Secured Debt    Total Debt
----                         -------------- -------------- -------------- --------------
2000....................   0       35,306        500,000        125,144        660,451
2001....................   1      252,971        450,000        117,521        820,492
2002....................   2      418,460        500,000         90,791      1,009,251
2003....................   3      646,347      1,255,000        329,481      2,230,828
2004....................   4      357,923        700,000        186,209      1,244,133
2005....................   5      155,226        660,000        218,822      1,034,048
2006....................   6      132,603        250,000        328,495        711,099
2007....................   7      495,129        180,000        111,842        786,971
2008....................   8       43,761        200,000        294,046        537,807
2009....................   9      330,385        450,000         39,124        819,509
Thereafter..............          109,398        525,000        100,000        734,398
                               ----------     ----------     ----------    -----------
Subtotal Face Amounts...       $2,977,510     $5,670,000     $1,941,476    $10,588,986
                               ----------     ----------     ----------    -----------
Premiums and Discounts
 on Indebtedness, Net...            2,352              0         11,226         13,579
                               ----------     ----------     ----------    -----------
SPG's Share of Total
 Indebtedness...........       $2,979,862     $5,670,000     $1,952,703    $10,602,565
                               ==========     ==========     ==========    ===========

                              SIMON PROPERTY GROUP

                            Summary of Indebtedness
                              As of June 30, 2000
                                 (In thousands)

                                            SPG's                    Weighted
                               Total       Share of   Weighted Avg. Avg. Years
                            Indebtedness Indebtedness Interest Rate to Maturity
                            ------------ ------------ ------------- -----------
Consolidated Indebtedness
Mortgage Debt
  Fixed Rate (1)..........   2,523,289     2,374,890      7.40%         6.0
  Other Hedged Debt.......      51,000        51,000      8.93%         2.5
  Floating Rate Debt......     560,193       551,620      7.97%         3.2
                             ---------    ----------      -----         ---
    Total Mortgage Debt...   3,134,482     2,977,510      7.53%         5.4
Unsecured Debt
  Fixed Rate..............   3,790,000     3,790,000      7.17%         6.6
  Floating Rate Debt......     250,000       250,000      7.44%         1.9
                             ---------    ----------      -----         ---
    Subtotal..............   4,040,000     4,040,000      7.19%         6.3
  Acquisition Facility....     950,000       950,000      7.29%         0.5
  Revolving Corporate
   Credit Facility........     540,000       540,000      7.29%         3.2
  Revolving Corporate
   Credit Facility
   (Hedged)...............     140,000       140,000      7.29%         3.2
                             ---------    ----------      -----         ---
    Total Unsecured Debt..   5,670,000     5,670,000      7.22%         5.0
Adjustment to Fair Market
 Value--Fixed Rate........         513         1,679        N/A         N/A
Adjustment to Fair Market
 Value--Variable Rate.....         672           673        N/A         N/A
                             ---------    ----------      -----         ---
Consolidated Mortgages and
 Other Indebtedness.......   8,805,667     8,649,862      7.33%         5.1
                             =========    ==========      =====         ===
Joint Venture Mortgage
 Indebtedness
  Fixed Rate..............   2,949,220     1,295,294      7.57%         6.1
  Other Hedged Debt.......     969,616       349,019      7.49%         3.7
  Floating Rate Debt......     726,115       297,164      7.96%         1.9
                             ---------    ----------      -----         ---
  Subtotal................   4,644,951     1,941,477      7.62%         5.0
Adjustment to Fair Market
 Value--Fixed Rate........      19,479        11,226        N/A         N/A
                             ---------    ----------      -----         ---
Joint Venture Mortgages
 and Other Indebtedness...   4,664,430     1,952,703      7.62%         5.0
                             =========    ==========      =====         ===
SPG's Share of Total
 Indebtedness.............                10,602,565      7.38%         5.1

--------
(1) Includes $185,000 of variable rate debt, of which $148,969 is SPG's share, that is effectively fixed to maturity through the use of interest rate hedges.

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg.
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Consolidated
  Indebtedness
 Fixed Rate Mortgage
  Debt:
 Trolley Square--1.......   (1)  7/23/00   5.81%     19,000       17,100
                                                    -------      -------
   Subtotal 2000.........                            19,000       17,100        5.81%
 Biltmore Square.........         1/1/01   7.15%     25,282       16,863
 Chesapeake Square.......         1/1/01   7.28%     45,987       34,490
 Port Charlotte Town
  Center.................         1/1/01   7.28%     51,766       41,413
 Great Lakes Mall--1.....         3/1/01   6.74%     52,632       52,632
 Great Lakes Mall--2.....         3/1/01   7.07%      8,489        8,489
 Windsor Park Mall--1....         3/1/01   8.00%      5,653        5,653
 Orland Square...........         9/1/01   7.74%     50,000       50,000
                                                    -------      -------
   Subtotal 2001.........                           239,809      209,540        7.25%
 Lima Mall--1............         3/1/02   7.12%     14,180       14,180
 Lima Mall--2............         3/1/02   7.12%      4,723        4,723
 Columbia Center.........        3/15/02   7.62%     42,326       42,326
 Northgate Shopping
  Center.................        3/15/02   7.62%     79,035       79,035
 Tacoma Mall.............        3/15/02   7.62%     92,474       92,474
 River Oaks Center.......         6/1/02   8.67%     32,500       32,500
 North Riverside Park
  Plaza--1...............         9/1/02   9.38%      3,725        3,725
 North Riverside Park
  Plaza--2...............         9/1/02  10.00%      3,581        3,581
 Palm Beach Mall.........       12/15/02   7.50%     48,862       48,862
 Other...................        5/31/02   6.80%        508          508
 Other...................        12/1/02   8.00%        770          770
                                                    -------      -------
   Subtotal 2002.........                           322,684      322,684        7.72%
 Principal Mutual
  Mortgages--Pool 1......   (2)  3/15/03   6.79%    103,142      103,142
 Principal Mutual
  Mortgages--Pool 2......   (3)  3/15/03   6.77%    137,607      137,607
 Century III Mall........         7/1/03   6.78%     66,000       66,000
 Miami International
  Mall...................       12/21/03   6.91%     45,623       27,374
                                                    -------      -------
   Subtotal 2003.........                           352,372      334,123        6.79%
 Battlefield Mall--1.....         1/1/04   7.50%     47,003       47,003
 Battlefield Mall--2.....         1/1/04   6.81%     44,310       44,310
 Forum Phase I--Class A-
  2......................        5/15/04   6.19%     44,386       26,632
 Forum Phase II--Class A-
  2......................        5/15/04   6.19%     40,614       22,338
 Forum Phase I--Class A-
  1......................        5/15/04   7.13%     46,996       28,198
 Forum Phase II--Class A-
  1......................        5/15/04   7.13%     43,004       23,652
                                                    -------      -------
   Subtotal 2004.........                           266,313      192,132        6.91%
 Tippecanoe Mall--1......   (4)   1/1/05   8.45%     45,076       45,076
 Tippecanoe Mall--2......   (4)   1/1/05   6.81%     15,757       15,757
 Melbourne Square........         2/1/05   7.42%     38,620       38,620
 Cielo Vista Mall--2.....        11/1/05   8.13%      1,619        1,619
                                                    -------      -------
   Subtotal 2005.........                           101,072      101,072        7.80%

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Treasure Coast Square--
  1......................         1/1/06   7.42%     52,009       52,009
 Treasure Coast Square--
  2......................         1/1/06   8.06%     11,953       11,953
 Gulf View Square........        10/1/06   8.25%     36,762       36,762
 Paddock Mall............        10/1/06   8.25%     29,238       29,238
                                                    -------      -------
   Subtotal 2006.........                           129,962      129,962        7.90%
 Lakeline Mall...........         5/1/07   7.65%     71,784       71,784
 Cielo Vista Mall--1.....   (5)   5/1/07   9.38%     54,135       54,135
 Cielo Vista Mall--3.....   (5)   5/1/07   6.76%     38,366       38,366
 McCain Mall--1..........   (5)   5/1/07   9.38%     25,279       25,279
 McCain Mall--2..........   (5)   5/1/07   6.76%     17,709       17,709
 Valle Vista Mall--1.....   (5)   5/1/07   9.38%     33,511       33,511
 Valle Vista Mall--2.....   (5)   5/1/07   6.81%      7,841        7,841
 University Park Mall....        10/1/07   7.43%     59,500       35,700
 CMBS Loan--Variable
  Component..............   (6) 12/15/07   6.16%     50,000       50,000
 CMBS Loan--Fixed
  Component..............       12/15/07   7.31%    175,000      175,000
                                                    -------      -------
   Subtotal 2007.........                           533,125      509,325        7.64%
 Arsenal Mall--1.........        9/28/08   6.75%     34,418       34,418
                                                    -------      -------
   Subtotal 2008.........                            34,418       34,418        6.75%
 College Mall--1.........   (4)   1/1/09   7.00%     41,092       41,092
 College Mall--2.........   (4)   1/1/09   6.76%     11,816       11,816
 Greenwood Park Mall--1..   (4)   1/1/09   7.00%     34,416       34,416
 Greenwood Park Mall--2..   (4)   1/1/09   6.76%     61,052       61,052
 Towne East Square--1....   (4)   1/1/09   7.00%     54,330       54,330
 Towne East Square--2....   (4)   1/1/09   6.81%     24,620       24,620
 Bloomingdale Court......        10/1/09   7.78%     29,750       29,750
 Forest Plaza............        10/1/09   7.78%     16,318       16,318
 Lake View Plaza.........        10/1/09   7.78%     21,691       21,691
 Lakeline Plaza..........        10/1/09   7.78%     23,780       23,780
 Lincoln Crossing........        10/1/09   7.78%      3,284        3,284
 Matteson Plaza..........        10/1/09   7.78%      9,552        9,552
 Muncie Plaza............        10/1/09   7.78%      8,258        8,258
 Regency Plaza...........        10/1/09   7.78%      4,477        4,477
 St. Charles Towne
  Plaza..................        10/1/09   7.78%     28,656       28,656
 West Ridge Plaza........        10/1/09   7.78%      5,771        5,771
 White Oaks Plaza........        10/1/09   7.78%     17,612       17,612
                                                    -------      -------
   Subtotal 2009.........                           396,475      396,475        7.28%
 Windsor Park Mall--2....         5/1/12   8.00%      8,687        8,687
                                                    -------      -------
   Subtotal 2012.........                             8,687        8,687        8.00%
 Chesapeake Center.......        5/15/15   8.44%      6,563        6,563
 Grove at Lakeland
  Square, The............        5/15/15   8.44%      3,750        3,750
 Terrace at Florida Mall,
  The....................        5/15/15   8.44%      4,688        4,688
                                                    -------      -------
   Subtotal 2015.........                            15,001       15,001        8.44%

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Arsenal Mall--2.........        5/15/16   8.20%       2,211        2,211
                                                   ---------    ---------
   Subtotal 2016.........                              2,211        2,211       8.20%
 Sunland Park Mall.......         1/1/26   8.63%      38,922       38,922
                                                   ---------    ---------
   Subtotal 2026.........                             38,922       38,922       8.63%
 Keystone at the
  Crossing...............         7/1/27   7.85%      63,238       63,238
                                                   ---------    ---------
   Subtotal 2027.........                             63,238       63,238       7.85%
                                                   ---------    ---------       ----
 Total Consolidated Fixed
  Rate Mortgage Debt.....                          2,523,289    2,374,890       7.40%
                                                   =========    =========       ====
 Variable Rate Mortgage
  Debt:
 Trolley Square..........   (1)  7/23/00   8.14%       8,141        7,327
                                                   ---------    ---------
   Subtotal 2000.........                              8,141        7,327       8.14%
 Crystal River...........         1/1/01   9.64%      15,292       15,292
 White Oaks Mall.........         3/1/01   8.39%      16,500        9,062
                                                   ---------    ---------
   Subtotal 2001.........                             31,792       24,354       9.18%
 Highland Lakes Center...         3/1/02   8.14%      14,377       14,377
 Eastgate Consumer Mall..   (7)  3/30/02   7.64%      22,929       22,929
 Mainland Crossing.......        3/31/02   8.14%       1,603        1,282
 Randall Park Mall--1....   (7) 12/11/02   8.74%      35,000       35,000
 Randall Park Mall--2....   (7) 12/11/02  11.64%       5,000        5,000
                                                   ---------    ---------
   Subtotal 2002.........                             78,909       78,588       8.49%
 Jefferson Valley Mall...   (7)  1/11/03   7.89%      60,000       60,000
 Raleigh Springs Mall....        2/23/03   8.29%      11,000       11,000
 Richmond Towne Square...   (7)  7/15/03   7.64%      55,494       55,494
 Shops @ Mission Viejo...   (7)  8/31/03   7.79%     133,820      133,820
 Arboretum...............   (7) 11/30/03   8.14%      34,000       34,000
                                                   ---------    ---------
   Subtotal 2003.........                            294,314      294,314       7.84%
 North East Mall.........   (7)  5/20/04   8.02%     103,292      103,292
 Waterford Lakes.........   (7)  8/15/04   8.04%      49,745       49,745
                                                   ---------    ---------
   Subtotal 2004.........                            153,037      153,037       8.03%
 Brunswick Square........   (7)  6/12/05   8.14%      45,000       45,000
                                                   ---------    ---------
   Subtotal 2005.........                             45,000       45,000       8.14%
                                                   ---------    ---------       ----
 Total Variable Rate
  Mortgage Debt..........                            611,193      602,620       8.05%
                                                   =========    =========       ====
 Total Consolidated
  Mortgage Debt..........                                       2,977,510       7.53%
                                                                =========       ====

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                 SPG's     Weighted Avg
 ropertyP                      Maturity Interest    Total       Share of   Interest Rate
  Name                           Date     Rate   Indebtedness Indebtedness    by Year
--------                       -------- -------- ------------ ------------ -------------
 Fixed Rate Unsecured
  Debt:
 Unsecured Notes--CPI 1..       3/15/02   9.00%     250,000      250,000
                                                  ---------    ---------
   Subtotal 2002.........                           250,000      250,000       9.00%
 Unsecured Notes--CPI 2..        4/1/03   7.05%     100,000      100,000
 SPG, LP (Bonds).........       6/15/03   6.63%     375,000      375,000
 SPG, LP (PATS)..........      11/15/03   6.75%     100,000      100,000
                                                  ---------    ---------
   Subtotal 2003.........                           575,000      575,000       6.72%
 SCA (Bonds).............       1/15/04   6.75%     150,000      150,000
 SPG, LP (Bonds).........        2/9/04   6.75%     300,000      300,000
 SPG, LP (Bonds).........       7/15/04   6.75%     100,000      100,000
 Unsecured Notes--CPI 3..       8/15/04   7.75%     150,000      150,000
                                                  ---------    ---------
   Subtotal 2004.........                           700,000      700,000       6.96%
 SCA (Bonds).............       5/15/05   7.63%     110,000      110,000
 SPG, LP (Bonds).........       6/15/05   6.75%     300,000      300,000
 SPG, LP (MTN)...........       6/24/05   7.13%     100,000      100,000
 SPG, LP (Bonds).........      10/27/05   6.88%     150,000      150,000
                                                  ---------    ---------
   Subtotal 2005.........                           660,000      660,000       6.98%
 SPG, LP (Bonds).........      11/15/06   6.88%     250,000      250,000
                                                  ---------    ---------
   Subtotal 2006.........                           250,000      250,000       6.88%
 SPG, LP (MTN)...........       9/20/07   7.13%     180,000      180,000
                                                  ---------    ---------
   Subtotal 2007.........                           180,000      180,000       7.13%
 SPG, LP (MOPPRS)........       6/15/08   7.00%     200,000      200,000
                                                  ---------    ---------
   Subtotal 2008.........                           200,000      200,000       7.00%
 SPG, LP (Bonds).........        2/9/09   7.13%     300,000      300,000
 SPG, LP (Bonds).........       7/15/09   7.00%     150,000      150,000
                                                  ---------    ---------
   Subtotal 2009.........                           450,000      450,000       7.08%
 Unsecured Notes--CPI 4..        9/1/13   7.18%      75,000       75,000
                                                  ---------    ---------
   Subtotal 2013.........                            75,000       75,000       7.18%
 Unsecured Notes--CPI 5..       3/15/16   7.88%     250,000      250,000
                                                  ---------    ---------
   Subtotal 2016.........                           250,000      250,000       7.88%
 SPG, LP (Bonds).........       6/15/18   7.38%     200,000      200,000
                                                  ---------    ---------
   Subtotal 2018.........                           200,000      200,000       7.38%
                                                  ---------    ---------
 Total Unsecured Fixed
  Rate Debt..............                         3,790,000    3,790,000       7.17%
                                                  =========    =========

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Variable Rate Unsecured
  Debt:
 Acquisition Facility--
  3......................       9/24/00    7.29%     500,000      500,000
                                                   ---------    ---------
   Subtotal 2000.........                            500,000      500,000       7.29%
 Acquisition Facility--
  2......................       3/24/01    7.29%     450,000      450,000
                                                   ---------    ---------
   Subtotal 2001.........                            450,000      450,000       7.29%
 SPG, L.P. Unsecured
  Loan--1................   (7) 2/28/02    7.44%     150,000      150,000
 SPG, L.P. Unsecured
  Loan--2................   (7)  9/3/02    7.44%     100,000      100,000
                                                   ---------    ---------
   Subtotal 2002.........                            250,000      250,000       7.44%
 Corporate Revolving
  Credit Facility........   (7) 8/25/03    7.29%     680,000      680,000
                                                   ---------    ---------
   Subtotal 2003.........                            680,000      680,000       7.29%
                                                   ---------    ---------
 Total Unsecured Variable
  Rate Debt..............                          1,880,000    1,880,000       7.31%
                                                                ---------
 Total Unsecured Debt....                                       5,670,000       7.22%
                                                                =========
 Net Premium on Fixed-
  Rate Indebtedness......                                513        1,679        N/A
 Net Premium on Variable-
  Rate Indebtedness......                                672          673        N/A
 Total Consolidated
  Debt...................                                       8,649,862       7.33%
 Joint Venture
  Indebtedness
 Fixed Rate Mortgage
  Debt:
 Coral Square............       12/1/00    7.40%      53,300       26,650
                                                   ---------    ---------
   Subtotal 2000.........                             53,300       26,650       7.40%
 Atrium at Chestnut
  Hill--1................        4/1/01    7.29%      42,488       20,878
 Atrium at Chestnut
  Hill--2................        4/1/01    8.16%      11,639        5,719
 Highland Mall--2........       10/1/01    8.50%         146           73
 Highland Mall--3........       11/1/01    9.50%       1,437          719
 Square One..............       12/1/01    8.40%     105,189       51,687
                                                   ---------    ---------
   Subtotal 2001.........                            160,899       79,075       8.10%
 Crystal Mall............        2/1/03    8.66%      48,671       36,293
 Avenues, The............       5/15/03    8.36%      56,547       14,137
                                                   ---------    ---------
   Subtotal 2003.........                            105,218       50,430       8.58%
 Solomon Pond............        2/1/04    7.83%      95,728       47,038
 Northshore Mall.........       5/14/04    9.05%     161,000       79,111
 Indian River Commons....       11/1/04    7.58%       8,399        4,200
 Indian River Mall.......       11/1/04    7.58%      46,602       23,301
                                                   ---------    ---------
 Subtotal 2004...........                            311,729      153,650       8.41%

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Westchester, The--1.....         9/1/05   8.74%     150,078       75,039
 Westchester, The--2.....         9/1/05   7.20%      53,356       26,678
 Cobblestone Court.......       11/30/05   7.22%       6,180        2,163
 Crystal Court...........       11/30/05   7.22%       3,570        1,250
 Fairfax Court...........       11/30/05   7.22%      10,320        2,709
 Gaitway Plaza...........       11/30/05   7.22%       7,350        1,715
 Plaza at Buckland Hills,
  The....................       11/30/05   7.22%      17,680        6,055
 Ridgewood Court.........       11/30/05   7.22%       7,980        2,793
 Royal Eagle Plaza.......       11/30/05   7.22%       7,920        2,772
 Village Park Plaza......       11/30/05   7.22%       8,960        3,136
 West Town Corners.......       11/30/05   7.22%      10,330        2,411
 Westland Park Plaza.....       11/30/05   7.22%       4,950        1,155
 Willow Knolls Court.....       11/30/05   7.22%       6,490        2,272
 Yards Plaza, The........       11/30/05   7.22%       8,270        2,895
                                                   ---------    ---------
   Subtotal 2005.........                            303,434      133,042       8.07%
 Seminole Towne Center...         1/1/06   6.88%      70,500       31,725
 CMBS Loan--Fixed
  Component..............   (8)   5/1/06   7.41%     300,000      150,000
 CMBS Loan--Fixed
  Component--2...........   (8)  5/15/06   8.13%      57,100       28,550
 Great Northeast Plaza...         6/1/06   9.04%      17,439        8,720
 Smith Haven Mall........         6/1/06   7.86%     115,000       28,750
 Mall of Georgia
  Crossing...............         6/9/06   7.25%      31,430       15,715
 Greendale Mall..........        11/1/06   8.23%      41,865       20,571
                                                   ---------    ---------
   Subtotal 2006.........                            633,334      284,031       7.57%
 Town Center at Cobb--1..         4/1/07   7.54%      49,974       24,987
 Town Center at Cobb--2..         4/1/07   7.25%      65,177       32,589
 Gwinnett Place--1.......         4/1/07   7.54%      39,224       19,612
 Gwinnett Place--2.......         4/1/07   7.25%      85,642       42,821
                                                   ---------    ---------
   Subtotal 2007.........                            240,017      120,009       7.36%
 Metrocenter.............        2/28/08   8.45%      30,587       15,294
 Aventura Mall--A........         4/6/08   6.55%     141,000       47,000
 Aventura Mall--B........         4/6/08   6.60%      25,400        8,467
 Aventura Mall--C........         4/6/08   6.89%      33,600       11,200
 West Town Mall..........         5/1/08   6.90%      76,000       38,000
 Mall of New Hampshire--
  1......................        10/1/08   6.96%     104,283       51,242
 Mall of New Hampshire--
  2......................        10/1/08   8.53%       8,455        4,155
 Grapevine Mills.........        10/1/08   6.47%     155,000       58,125
 Ontario Mills--5........        11/2/08   6.75%     142,977       35,744
 Source, The.............        11/6/08   6.65%     124,000       31,000
                                                   ---------    ---------
   Subtotal 2008.........                            841,302      300,226       6.82%
 Apple Blossom Mall......        9/10/09   7.99%      40,783       20,040
 Auburn Mall.............        9/10/09   7.99%      47,745       23,461
 Highland Mall--1........        12/1/09   9.75%       7,261        3,631
 Ontario Mills--4........       12/28/09    n/a        4,198        1,050
                                                   ---------    ---------
   Subtotal 2009.........                             99,987       48,180       7.95%
 Mall of Georgia.........         7/1/10   7.09%     200,000      100,000
                                                   ---------    ---------
   Subtotal 2010.........                            200,000      100,000       7.09%
                                                   ---------    ---------       ----
 Total Joint Venture
  Fixed Rate Mortgage
  Debt...................                          2,949,220    1,295,294       7.57%
                                                   =========    =========       ====

                              SIMON PROPERTY GROUP

                      Summary of Indebtedness By Maturity
                              As of June 30, 2000
                                 (In thousands)

                                                                  SPG's     Weighted Avg
 ropertyP                       Maturity Interest    Total       Share of   Interest Rate
  Name                            Date     Rate   Indebtedness Indebtedness    by Year
--------                        -------- -------- ------------ ------------ -------------
 Variable Rate Mortgage
  Debt:
 Mall at Rockingham......        8/24/00   8.44%     100,000        24,569
 Dadeland Mall...........       12/10/00   7.34%     140,000        70,000
                                                   ---------    ----------
   Subtotal 2000.........                            240,000        94,569      7.63%
 Tower Shops, The........        3/13/01   7.84%      12,900         6,450
 Liberty Tree Mall--1....        10/1/01   8.14%      47,006        23,098
 Liberty Tree Mall--2....        10/1/01  10.80%       8,324         4,090
                                                   ---------    ----------
   Subtotal 2001.........                             68,230        33,638      8.41%
 Montreal Forum..........        1/31/02   7.50%      11,011         3,923
 Arizona Mills...........   (7)   2/1/02   7.94%     142,216        37,425
 Shops at Sunset Place,
  The....................   (7)  6/30/02   7.89%     115,000        43,125
                                                   ---------    ----------
   Subtotal 2002.........                            268,227        84,473      7.90%
 Cape Cod Mall...........   (7)   4/1/03   8.44%      64,935        31,907
 CMBS Loan--Floating
  Component..............   (8)   5/1/03   7.14%     184,500        92,250
 Mall of America.........       11/19/03   7.15%     312,000        85,800
 Concord Mills...........   (7)  12/2/03   7.99%     177,737        66,651
                                                   ---------    ----------
   Subtotal 2003.........                            739,172       276,609      7.50%
 Circle Centre Mall--1...   (7)  1/31/04   7.08%      60,000         8,802
 Circle Centre Mall--2...   (7)  1/31/04   8.14%       7,500         1,100
 Orlando Premium
  Outlets................   (7)  2/12/04   8.14%      39,202        19,601
                                                   ---------    ----------
   Subtotal 2004.........                            106,702        29,503      7.83%
 Emerald Square Mall.....   (7)  3/31/05   8.13%     145,000        71,249
 Arundel Mills...........   (7)  4/30/05   8.29%      10,000         3,750
 Northfield Square.......   (7)  4/30/05   9.14%      37,000        11,692
                                                   ---------    ----------
   Subtotal 2005.........                            192,000        86,691      8.27%
 CMBS Loan--Floating
  Component--2 (IBM).....   (8)  5/15/06   7.01%      81,400        40,700
                                                   ---------    ----------
   Subtotal 2005.........                             81,400        40,700      7.01%
                                                   ---------    ----------      ----
 Total Joint Venture
  Variable Rate Debt.....                          1,695,731       646,183      7.71%
                                                   =========    ==========      ====
 CMBS Loan--Fixed Premium
  (IBM)..................                             17,361         9,282
 Net Premium on NED
  Fixed-Rate
  Indebtedness...........                              2,118         1,944
 Total Joint Venture
  Debt...................                                        1,952,703      7.62%
 SPG's Share of Total
  Indebtedness...........                                       10,602,565      7.38%

--------
(1) Refinanced July 13, 2000 with a new maturity of August 2010.
(2) This Principal Mutual Pool 1 loan is secured by cross-collateralized and cross-defaulted mortgages encumbering four of the Properties (Anderson, Forest Village Park, Longview, and South Park). A weighted average rate is used for these Pool 1 Properties. Includes applicable extensions available at Simon Group's option.
(3) This Principal Mutual Pool 2 loan is secured by cross-collateralized and cross-defaulted mortgages encumbering seven of the Properties (Eastland, Forest Mall, Golden Ring, Hutchinson, Markland, Midland, and North Towne). A weighted average rate is used for these Pool 2 Properties. Includes applicable extensions available at Simon Group's option.
(4) This TIAA Pool is secured by cross-collateralized and cross-defaulted mortgages encumbering these four Properties.
(5) This TIAA Pool is secured by cross-collateralized and cross-defaulted mortgages encumbering these three Properties.
(6) Through an interest rate protection agreement, effectively fixed at an all-in-one rate of 6.16%.
(7) Includes applicable extensions available at Simon Group's option.
(8) These Commercial Mortgage Notes are secured by cross-collateralized mortgages encumbering thirteen of the Properties. A weighted average rate is used.

                              SIMON PROPERTY GROUP

     Summary of Variable Rate Debt and Interest Rate Protection Agreements
                              As of June 30, 2000
                                 (In thousands)

                               Principal    SPG       SPG's     Interest
                      Maturity  Balance  Ownership   Share of     Rate      Terms of                 Terms of
Property Name           Date   06/30/00      %     Loan Balance 06/30/00 Variable Rate  Interest Rate Protection Agreement
-------------         -------- --------- --------- ------------ -------- -------------- ----------------------------------
Consolidated
 Properties:
Variable Rate Debt
 Effectively Fixed
 to Maturity:
                                                                                        LIBOR Swapped at 7.24% through
Orland Square.......    9/1/01    50,000  100.00%      50,000    7.742%  LIBOR + 0.500% maturity.
Forum Phase I--Class   5/15/04    44,386   60.00%      26,632    6.190%  LIBOR + 0.300% Through an interest rate
 A-2................                                                                    protection agreement, effectively
                                                                                        fixed at an all-in-one rate of
                                                                                        6.19%.
Forum Phase II--       5/15/04    40,614   55.00%      22,338    6.190%  LIBOR + 0.300% Through an interest rate
 Class A-2..........                                                                    protection agreement, effectively
                                                                                        fixed at an all-in-one rate of
                                                                                        6.19%.
CMBS Loan--Variable   12/15/07    50,000  100.00%      50,000    6.155%  LIBOR + 0.365% Through an interest rate
 Component..........                                                                    protection agreement, effectively
                                                                                        fixed at an all-in-one rate of
                                                                                        6.16%.
                               ---------            ---------
                                 185,000              148,969
                               =========            =========
Other Hedged Debt:
Randall Park Mall--   12/11/02    35,000  100.00%      35,000    8.742%  LIBOR + 2.100% LIBOR Capped at a rate of 7.40%
 1..................                                                                    through maturity.
Randall Park Mall--   12/11/02     5,000  100.00%       5,000   11.642%  LIBOR + 5.000% LIBOR Capped at a rate of 7.40%
 2..................                                                                    through maturity.
Raleigh Springs        2/23/03    11,000  100.00%      11,000    8.292%  LIBOR + 1.650% LIBOR Capped at a rate of 8.35%
 Mall...............                                                                    through September 10, 2001.
Unsecured Revolving    8/25/03   140,000  100.00%     140,000    7.292%  LIBOR + 0.650% Subject to an 11.53% LIBOR cap on
 Credit Facility--                                                                      $90M and a 16.77% LIBOR cap on
 (1.25B--capped)....                                                                    $50M.
                               ---------            ---------
                                 191,000              191,000
                               =========            =========
Floating Rate Debt:
Trolley Square......  11/12/00     8,141  100.00%       7,327    8.467%  LIBOR + 1.825%
CPI Merger             9/24/00   500,000  100.00%     500,000    7.292%  LIBOR + 0.650%
 Facility--3
 (1.4B).............
Crystal River.......    1/1/01    15,292  100.00%      15,292    9.642%  LIBOR + 3.000%
White Oaks Mall.....    3/1/01    16,500   54.92%       9,062    8.391%  LIBOR + 1.300%
CPI Merger             3/24/01   450,000  100.00%     450,000    7.292%  LIBOR + 0.650%
 Facility--2
 (1.4B).............
SPG, L.P. Unsecured    2/28/02   150,000  100.00%     150,000    7.442%  LIBOR + 0.800%
 Loan--1............
Highland Lakes          3/1/02    14,377  100.00%      14,377    8.142%  LIBOR + 1.500%
 Center.............
Eastgate Consumer      3/30/02    22,929  100.00%      22,929    7.642%  LIBOR + 1.000%
 Mall...............
Mainland Crossing...   3/31/02     1,603   80.00%       1,282    8.142%  LIBOR + 1.500%
SPG, L.P. Unsecured     9/3/02   100,000  100.00%     100,000    7.442%  LIBOR + 0.800%
 Loan--2............
Jefferson Valley       1/11/03    60,000  100.00%      60,000    7.892%  LIBOR + 1.250%
 Mall...............
Richmond Towne         7/15/03    55,494  100.00%      55,494    7.642%  LIBOR + 1.000%
 Square.............
Unsecured Revolving    8/25/03   540,000  100.00%     540,000    7.292%  LIBOR + 0.650%
 Credit Facility--
 (1.25B)............
Shops @ Mission        8/31/03   133,820  100.00%     133,820    7.792%  LIBOR + 1.150%
 Viejo..............
Arboretum...........  11/30/03    34,000  100.00%      34,000    8.142%  LIBOR + 1.500%
North East Mall.....   5/20/04   103,292  100.00%     103,292    8.017%  LIBOR + 1.375%
Waterford Lakes.....   8/15/04    49,745  100.00%      49,745    8.042%  LIBOR + 1.400%
Brunswick Square....   6/12/05    45,000  100.00%      45,000    8.142%  LIBOR + 1.500%
                               ---------            ---------
                               2,300,193            2,291,620
                               =========            =========

                              SIMON PROPERTY GROUP

     Summary of Variable Rate Debt and Interest Rate Protection Agreements
                              As of June 30, 2000
                                 (In thousands)

                                                SPG's
                           Principal    SPG     Share  Interest
    Property      Maturity  Balance  Ownership of Loan   Rate       Terms of
      Name          Date   06/30/00      %     Balance 06/30/00  Variable Rate
    --------      -------- --------- --------- ------- -------- ----------------
Joint Venture
 Properties:
Other Hedged
 Debt:
Arizona Mills...    2/1/02  142,216   26.32%    37,425  7.942%  LIBOR + 1.300%
CMBS Loan--         5/1/03  184,500   50.00%    92,250  7.140%  See Footnote (1)
 Floating
 Component......
CMBS Loan--
 Floating
 Component--2...   5/15/06   81,400   50.00%    40,700  7.011%  See Footnote (1)
Circle Centre
 Mall--1........   1/31/04   60,000   14.67%     8,802  7.082%  LIBOR + 0.440%
Circle Centre
 Mall--2........   1/31/04    7,500   14.67%     1,100  8.142%  LIBOR + 1.500%
Emerald Square
 Mall...........   3/31/05  145,000   49.14%    71,249  8.130%  LIBOR + 1.488%
Mall of           11/19/03  312,000   27.50%    85,800  7.155%  LIBOR + 0.513%
 America........
Northfield
 Square.........   4/30/05   37,000   31.60%    11,692  9.142%  LIBOR + 2.500%
                            -------            -------
                            969,616            349,019
                            =======            =======
Floating Rate
 Debt:
Mall at
 Rockingham.....   8/24/00  100,000   24.57%    24,569  8.442%  LIBOR + 1.800%
Arundel Mills...   4/30/05   10,000   37.50%     3,750  8.292%  LIBOR + 1.650%
Dadeland Mall...  12/10/00  140,000   50.00%    70,000  7.342%  LIBOR + 0.700%
Tower Shops,
 The............   3/13/01   12,900   50.00%     6,450  7.842%  LIBOR + 1.200%
Liberty Tree
 Mall--1........   10/1/01   47,006   49.14%    23,098  8.142%  LIBOR + 1.500%
Liberty Tree
 Mall--2........   10/1/01    8,324   49.14%     4,090 10.802%  LIBOR + 4.160%
Montreal Forum..   1/31/02   11,011   35.63%     3,923  7.500%  Canadian Prime
Shops at Sunset
 Place, The.....   6/30/02  115,000   37.50%    43,125  7.892%  LIBOR + 1.250%
Cape Cod Mall...    4/1/03   64,935   49.14%    31,907  8.442%  LIBOR + 1.800%
Concord Mills...   12/2/03  177,737   37.50%    66,651  7.992%  LIBOR + 1.350%
Orlando Premium
 Outlets........   2/12/04   39,202   50.00%    19,601  8.142%  LIBOR + 1.500%
                            -------            -------
                            726,115            297,164
                            =======            =======
    Property
      Name            Terms of Interest Rate Protection Agreement
    --------      ---------------------------------------------------
Joint Venture
 Properties:
Other Hedged
 Debt:
Arizona Mills...  LIBOR Capped at 9.50% through maturity.
CMBS Loan--       The Operating Partnership took assignment
 Floating         of an interest rate protection agreement (LIBOR
 Component......  cap of 11.67%) relating to this debt.
CMBS Loan--
 Floating
 Component--2...  LIBOR Capped at 11.83% through maturity.
Circle Centre
 Mall--1........  LIBOR Capped at 8.81% through maturity.
Circle Centre
 Mall--2........  LIBOR Capped at 7.75% through maturity.
Emerald Square
 Mall...........  LIBOR Capped at 7.73% through maturity.
Mall of           LIBOR Capped at 8.7157% through
 America........  March 12, 2003.
Northfield
 Square.........  LIBOR Capped at 8.50% through maturity.

Floating Rate
 Debt:
Mall at
 Rockingham.....
Arundel Mills...
Dadeland Mall...
Tower Shops,
 The............
Liberty Tree
 Mall--1........
Liberty Tree
 Mall--2........
Montreal Forum..
Shops at Sunset
 Place, The.....  Rate can be reduced based upon project performance.
Cape Cod Mall...
Concord Mills...
Orlando Premium
 Outlets........  Rate can be reduced based upon project performance.

-----
(1) Represents the weighted average interest rate.

                              SIMON PROPERTY GROUP

                           New Development Activities
                              As of June 30, 2000

                                                                           Non-Anchor
                          Simon Group's                  Projected Cost   Sq. Footage
                            Ownership   Actual/Projected (in millions)  Leased/Committed    GLA
     Mall/Location         Percentage       Opening           (1)             (2)        (sq. ft.)
     -------------        ------------- ---------------- -------------- ---------------- ---------
Projects Recently Opened
Orlando Premium Outlets         50%           5/00            $91              97%         430,000
Orlando, FL
  Anchors/Major Tenants:  Versace Company Store, Bottega Veneta, Timberland, Nike Factory Store,
                          Liz Claiborne Shoes, Mikasa, Banana Republic Factory Store, Nautica,
                          Coach, Tommy Hilfiger, Dooney & Bourke, Polo Ralph Lauren Factory Store,
                          Bose, Westpoint Stevens, DKNY, JP Tod's

Projects Under
Construction
Arundel Mills                 37.5%          11/00           $252              60%       1,300,000
Anne Arundel, MD
  Anchors/Major Tenants:  Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Muvico, Books-A-Million,
                          Off Broadway Shoes, For Your Entertainment, Off 5th-Saks Fifth Avenue

Waterford Lakes Town         100.0%          11/00            $84             100%         982,000
Center                                                   (Phase I & II)    (Phase I)
Orlando, FL
  Anchors/Major Tenants:  Phase I opened 11/99--562,000 sq. ft.--anchor tenants: Super Target,
                          TJMaxx, Ross Dress for Less, Bed Bath & Beyond, Barnes & Noble, Old
                          Navy, Regal 20-Plex Theatre, Zany Brainy and Dress Barn.
                          Phase II to open 11/00--420,000 sq. ft.--anchor tenants: OfficeMax,
                          PetsMart and Best Buy

Bowie Town Center            100.0%          10/01            $66              67%         667,000
Annapolis, MD
  Anchors/Major Tenants:  Hecht's, Sears, Old Navy, Barnes & Noble, Bed Bath & Beyond, Zany
                          Brainy, Safeway

--------
(1) Includes soft costs such as architecture and engineering fees, tenant costs (allowances/leasing commissions), development, legal and other fees, marketing costs, cost of capital, and other related costs.
(2) Community Center leased/committed percentage includes owned anchor GLA.
(3) Leasing still in preliminary stage.

                              SIMON PROPERTY GROUP

                  Significant Renovation/Expansion Activities
                              As of June 30, 2000

                         Simon                  Projected       GLA       New or
                        Group's     Actual/       Cost        Before    Incremental
                       Ownership   Projected  (in millions) Renov/Expan     GLA
    Mall/Location      Percentage   Opening        (1)       (sq. ft.)   (sq. ft.)
    -------------      ---------- ----------- ------------- ----------- -----------
Projects Under
 Construction
LaPlaza Mall              100%    11/99, 3/00     $ 35         988,000    215,000
McAllen, TX                         & 11/00
  Project Description: Mall renovation (opened 11/99); new Dillard's (opened 3/00);
                       JCPenney expansion, new small shops retrofitted from the
                       existing Dillard's store, and new Foley's Home Store (to
                       open 11/00)

North East Mall           100%    9/99, 9/00      $103       1,141,000    308,000
Hurst, TX                           & 3/01
  Project Description: New Dillard's, mall expansion and parking deck (opened
                       9/99); Montgomery Ward remodel (opened 10/99); JCPenney
                       remodel and expansion and parking deck (opened 11/99); new
                       Saks Fifth Avenue, mall renovation and parking deck (to open
                       9/00); new Nordstrom (to open 3/01); new Foleys (to open
                       Fall 2001)

Palm Beach Mall           100%       2/00         $ 33       1,205,000     61,000
West Palm Beach, FL               & fall 2000
  Project Description: JCPenney remodel (opened 11/99); mall renovation and new
                       Dillard's (opened 2/00); new Borders (opened 4/00), Old Navy
                       (to open 11/00), Designer Shoe Warehouse and Burdines
                       remodel (to open September 2000), Mars Music Store (to open
                       10/00)

Town Center at Boca       100%       10/99        $ 67       1,327,000    228,000
Raton                               & 11/00
Boca Raton, FL
  Project Description: New, expanded and relocated Saks Fifth Avenue and new parking structure (opened 10/99); Bloomingdale's expansion
                       (opened 11/99); new Nordstrom, Lord & Taylor expansion, mall expansion and renovation, food court renovation and new
                       parking structure (to open 11/00)

--------
(1) Includes soft costs such as architecture and engineering fees, tenant costs (allowances/leasing commissions), development, legal and other fees, marketing costs, cost of capital, and other related costs.

                              SIMON PROPERTY GROUP

                              Capital Expenditures
                     For the Six Months Ended June 30, 2000
                                 (In millions)

                                                                 Joint Venture
                                                                   Properties
                                                                 --------------
                                                                         Simon
                                                    Consolidated        Group's
                                                     Properties  Total   Share
                                                    ------------ ------ -------
New Developments...................................    $ 34.1    $115.2  $45.3
Renovations and Expansions.........................     100.6      10.9    4.6
Tenant Allowances..................................      28.9       9.3    3.4
Capital Expenditures Recoverable from Tenants......      11.5       1.8     .8
Other (1)..........................................       --         .2     .1
                                                       ------    ------  -----
Totals.............................................    $175.1    $137.4  $54.2
                                                       ======    ======  =====

--------
(1) Primarily represents capital expenditures not recovered from tenants.

SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000

Forward Looking Statement

   Welcome to the Simon Property Group second quarter earnings conference call. Please be aware that statements during this call that are not historical may be deemed forward-looking statements. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We direct you to the Company's various filings with the Securities and Exchange Commission for a detailed discussion of risks and uncertainties.

   Participating in today's call will be David Simon (chief executive officer) and Steve Sterrett (chief financial officer). Rick Sokolov (president and chief operating officer) is out of the office, but is hooked in by phone and will be available for questions at the end of the call. David will now provide opening comments.

Opening Comments

   Good afternoon everyone and thank you for joining us today. It was another good quarter for SPG with strong operational and financial results as well as continuing advancements on the technology front. During the second quarter:

  .  We grew FFO per share, on a comparable basis, 9% to $0.75.

  . We increased occupancy in the regional mall portfolio by 160 basis points to 90%.

  . We grew comparable retail sales per square foot 5.2% to $387, while total retail sales per square foot increased 6.3% to $373.

  . We sold the Lenox Office Building in Atlanta, one small regional mall in Nebraska and three neighborhood community centers in Indiana, Illinois and Colorado, generating total proceeds of $92.1 million.

  . We announced the launch of MerchantWired, bringing broadband extranet to the mall industry with most of the industry-leading companies as participants.

  . And lastly, we announced our participation in Constellation Real Estate Technologies, a cross-sector real estate technology initiative.

   I will now ask Steve Sterrett to provide the details behind our results.

Financial and Operational Results

   Our quarterly supplemental information package will be filed as a Form 8-K on Monday. This filing is also available via mail or e-mail. If you would like to receive the supplemental information via e-mail, please notify Shelly Doran at sdoran@simon.com.

   As discussed during last quarter's call, in January of this year we adopted, as required, the SEC's Staff Accounting Bulletin 101, which addresses certain revenue recognition policies, including the accounting for overage rent. We are now precluded from recording any overage rent from a tenant until that tenant's sales have exceeded their lease year breakpoint. Previously, we would estimate a tenant's annual overage rent, and then record it ratably during the year. The adoption of SAB 101 is not expected to impact our full year income, but will make our overage rent revenues, and thus our FFO, more "back-end" weighted to the 4th quarter.

   To provide you with an "apples-to-apples" look at our results, we have calculated the impact upon 1999 second quarter and six months' results, assuming 1999 adoption of 101. For the quarter, the Company's share

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SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000
of 1999 FFO would have been reduced by approximately $4.7 million, or 2 cents per share. Accordingly, our diluted FFO for the second quarter of 2000, on a comparable, per share basis, increased 8.7%, from 69 cents per share to 75 cents per share.

   For the six months, the Company's share of 1999 FFO would have been reduced by approximately $8.4 million, or 4 cents per share. Therefore, our diluted FFO for the first six months of 2000, on a comparable, per share basis, increased 8.2%, from $1.34 per share to $1.45 cents per share.

   Highlights of our second quarter operating results are as follows:

  . Occupancy increased 160 basis points from June 30, 1999 to 90% at June 30, 2000. We expect this positive trend to continue. Primary drivers of this improved occupancy rate are: 1) malls redeveloped in recent years, such as Mission Viejo and Richmond Town Square, are very well-leased and occupied and 2) we have streamlined our in-house lease execution process and are turning leases around at a much quicker pace, thereby getting tenants open quicker and boosting occupancy.

  . Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, increased 5.2% to $387.

  .  Total sales per square foot increased 6.3% to $373 per square foot.

  .  Average base rent increased 5.7% to $27.63.

  . Average initial base rent for new mall stores opened in the first six months of 2000 was $32.38 per square foot, versus average rents of $29.71 for those tenants who closed or whose leases expired. This releasing spread is lower than our historical spread due to five large-space tenant leases executed year-to-date (four of those were in the first quarter). Excluding these spaces, the average initial base rent for new mall stores opened was $34.83 per square foot, for a re-leasing spread or $4.35, or a 14.3% increase.

  . Same property NOI growth was 4.5%, driven by rent increases, occupancy gains and our SBV initiatives.

   An additional note regarding sales--As you may be aware, the ICSC compiles and reports sales data for regional malls. Recent increases reported by the ICSC have been lower than the sales increases reported by the public mall companies, resulting in some confusion over sales productivity in the industry.

   SPG sends data on a subset of its regional mall portfolio to a third party for compilation and calculation. Our data is compiled with several other mall companies' data, both public and private. Due to that fact the data is submitted to a third party and that it includes information gathered from many companies, there is a couple of months' time lag between period-end and reporting of the information.

   There are obvious differences in methodology between the ICSC data and the comparable sales growth data we and other public mall companies report.

     1. For tenants open less than the full period being reported on, under the ICSC methodology, no adjustment is made to weight the square footage of that tenant to reflect the partial period of sales. That is, if a tenant was open only 2 months of the year, the square footage they occupy would still be included in the denominator for a full 12 months. This artificially and incorrectly distorts the sales per square foot productivity the ICSC reports. This is a significant flaw in the ICSC methodology, especially for malls in a period of significant redevelopment or releasing activity. The SPG calculation we report publicly each quarter correctly weights the square footage in the base to match the period the tenant's sales relate to.

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SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000

     2. The ICSC calculation includes theaters' sales in its calculation. While not a flaw per se, the lower productivity nature of theater spaces can skew the overall results reported by the ICSC, especially to the extent that theaters change as a component of the overall tenant mix. SPG's quarterly reporting excludes theaters and includes only small shop tenants.

   These methodology differences, coupled with the data-gathering and compilation process (the accuracy of which we cannot verify) makes the ICSC data, in our opinion, problematic at best. Why do we have this opinion? Besides the above methodology issues, consider this. At 12/31/99, the ICSC reported sales growth of 2.4%. SPG's growth rate in the ICSC data was 2.5%. For 2000, the most recent ICSC data available is for April. The year-to-date growth of 2000 sales reported by the ICSC for the regional mall industry was 3.5%. The growth rate for SPG data submitted to the ICSC was 2%. Having said that, we are working with the ICSC to modify its methodology to more closely reflect the methodology used by the public mall companies, as we believe that data, including SPG's, to be much more reflective of actual mall productivity. Mike McCarty, our head of research, currently chairs the ICSC research committee addressing this issue.

Liquidity and Capital Activities

   The third tranche of our CPI debt facility is due in September of 2000 and we are nearing completion of the refinancing of this $500 million obligation with approximately six of our lead lenders for a one-year period. We expect pricing on this refinancing to be consistent with the existing facility rate of LIBOR plus 65 bps.

   SPG's variable rate debt consists primarily of the remaining two tranches of the CPI facility and borrowings under the Company's corporate credit facility.

   Simon has finalized a transaction to sell its 8% equity investment in Chelsea GCA Realty to an institutional investor in a private transaction. This transaction will result in no gain or loss to SPG, and was completed with the approval of Chelsea. As you know, SPG and Chelsea recently completed their initial joint project, the Orlando Premium Outlets. Chelsea and Simon have a wonderful working relationship, and are currently evaluating additional joint development opportunities. Neither SPG nor Chelsea believe, however, that our continuing ownership stake in Chelsea is necessary to the relationship. In no way should this transaction be viewed as a commentary on the valuation of Chelsea. Instead, it merely reflects our desire to monetize our investment in Chelsea and recycle the $50 million of capital.

Dispositions

   We continued to make progress on the disposition of non-core assets during the second quarter:

  . On May 1st, we sold the office building attached to Lenox Square in Atlanta, Georgia, generating proceeds of approximately $71 million. This transaction was completed at a cap rate of 8.25%. This sale was part of our strategy to dispose of SPG's office assets.

  . During the remainder of the quarter, the Company sold one small regional mall and three small neighborhood community centers, generating proceeds of $21 million. The blended cap rate for these transactions was 11.5%.

   We continue to be active in the disposition of non-core assets. We have ongoing interest in additional regional malls, as well as our remaining office assets. We expect to complete additional transactions in the remainder of 2000.

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SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000

Development Activities

   In May, we opened Orlando Premium Outlets in Orlando, Florida. This is our first 50/50 joint venture with Chelsea GCA Realty to develop upscale manufacturers' outlet shopping centers. This 430,000 square foot fashion-oriented outlet center features 110 high-quality tenants such as Versace Company Store, Bottega Veneta, Banana Republic Factory Outlet, Coach, Timberland, Nike Factory Store, Bose, Polo Ralph Lauren Factory Store, Westpoint Stevens, DKNY, JP Tod's and Cole-Haan, to name a few. The property has opened very strong, and we are very pleased with the results. Orlando is now 97% leased and committed.

   We have three new developments currently under construction in the U.S.:

  . Arundel Mills in Anne Arundel, Maryland is our fifth joint venture with The Mills Corporation. This 1.3 million square foot value-oriented super-regional mall will open in November of this year. The tenant line-up here is representative of our other Mills developments and is detailed in our press release.

  . Waterford Lakes Town Center in Orlando, Florida will open Phase II in November of this year. Phase I, which opened in November 1999, is now 100% leased and committed. Phase II anchors include OfficeMax, PetsMart and Best Buy.

  . Bowie Town Center in the Baltimore/Washington corridor commenced construction in the spring of this year. This is a open-air regional mall with a main street architecture design encompassing 667,000 square feet of GLA--560,000 square feet of mall space; 107,000 square feet of grocery retail. The center will be anchored by Hecht's and Sears and will also feature Old Navy, Barnes & Noble, Bed Bath & Beyond, Zany Brainy and Safeway.

   We will also complete four major redevelopments in 2000:

  .  LaPlaza Mall in McAllen, Texas

  .  North East Mall in Hurst, Texas

  .  Palm Beach Mall in West Palm Beach, Florida

  .  Town Center at Boca Raton, Florida

   The scope of these projects is included in the press release, and our typical, detailed disclosure for new development and redevelopment activities is provided in our 8-K, which will be filed on Monday.

Technology Initiatives

   Let me now spend a couple of minutes talking about our technology initiatives.

   During the first quarter conference call we discussed the creation of MerchantWired, a full-service retail infrastructure company that connects the physical and virtual worlds in the retail industry by providing retailers access to a high speed, highly reliable and secure coast-to-coast broadband network. MerchantWired provides retailers in any property across the country with the infrastructure to meet their specific communication needs. MerchantWired has forged strategic technology partnerships with Cisco Systems, Inc., IBM, Intermedia Communications and AT&T. A consortium of mall companies currently owns MerchantWired, including Simon, Macerich, Rouse, Taubman, Urban and Westfield. MerchantWired plans to enroll other property owners in the program.

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SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000

   MerchantWired is headquartered in Indianapolis and is led by President and CEO James R. Giuliano, III. SPG currently owns approximately 50% of the venture. We are extremely pleased with the lineup of mall industry leaders participating in MerchantWired and with the spirit of cooperation achieved among the partners in launching this exciting new venture.

   We are pleased with the progress made since the announcement of MerchantWired in May. Over 100 malls have been wired to date and we expect to have over 350 malls fully wired and operational by October 31st. We believe that MerchantWired will become the industry standard for our retailers' broadband communication needs. MerchantWired is currently in the midst of an aggressive marketing effort to tenants, and the response to date from the retailers has been strong and growing. Ten national retailers have now signed letters of intent and/or network contracts.

   Because of our ownership level in MerchantWired, SPG is required to account for its results using the equity method. As with any startup, MerchantWired will be in a net loss position as it ramps up operations. We expect our share of MerchantWired's results, plus our other technology initiatives, to negatively impact SPG's FFO by three to five cents per share in the remainder of 2000. Given the rapid rollout of MerchantWired, the impact on 2001 is a little more difficult to project, but we would expect the impact to be about the same as in 2000. This negative impact is the result of the flow-through of MerchantWired's administrative and marketing expenses, which are typical for a start-up organization, and necessary for long-term value creation.

   On May 4th, we announced our joining with leading real estate companies from a broad range of property sectors to form a real estate technology company, Constellation Real Estate Technologies. The new company intends to form, incubate and sponsor real estate-related Internet, e-commerce and broadband enterprises; acquire interests in existing "best of breed" companies on a synergistic basis; and act as an opportunistic consolidator across property sectors in the emerging real estate technology area.

   Since the initial announcement, Constellation has been getting organized and working to expand membership. The group has also been completing due diligence on potential initial investments. You will hear more from Constellation in the coming months.

   In the second quarter, we also rolled out an enhanced version of our mall websites at shopsimon.com. 155 Simon malls now have personalized individual Web sites where shoppers can:

   1. check mall hours, location and directions

   2. review upcoming mall events

   3. obtain customer service information

   4. review restaurant and theater listings

   5. buy gift certificates on-line

   6. sign up for MALLPeRKS and check point balances

   7. apply for jobs at mall retailers on-line and

   8. subscribe to "S" magazine on-line

   9. find out about retailer sales and special promotions

  10. customize the information they want to receive from us via e-mail on sales, new stores, events, etc.


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SIMON PROPERTY GROUP
Conference Call Text
August 3, 2000
   At our Mall of America website, we are also piloting an e-commerce feature. It is populated with hundreds of merchandise offerings available for sale on-line from 6 retailers.

   At the end of August, shoppers will be able to review MALLPeRKS rewards on line. At that time we will also kick-off our first on-line sweepstakes program.

   At the end of September, we will unveil banner ad positions on the site for sale and will offer multi-lingual support of the site in Spanish for certain properties in Texas and Florida.

   Regarding clixnmortar--we continue to progress toward introducing a "new and improved" product for the Atlanta market in the 2000 holiday season. An important recent investment that may prove integral to the development of clix products, is SPG's investment in Found.com. Found.com has created software that will help us build an infrastructure for our retailers where shoppers on-line can identify merchandise actually in inventory at an individual retailer's store at the mall. If not available at the mall, the consumer can be redirected to a nearby store or order it from an online "warehouse." This technology has the potential to truly integrate on-line and physical shopping into a seamless experience for the consumer. We made an initial equity investment in Found, and are currently working to integrate the technology into the clix existing infrastructure.

International

   SPG has ownership interests in five operational assets in Europe:

  .  3 in Poland--all one-level malls anchored by Carrefour, and

  .  2 in France--one anchored by Carrefour and the other by Auchan

   The projects are performing well, construction was completed within budgetary expectations, and leasing has been good.

   There are two projects under construction in Poland, both to be anchored by Carrefour; and our list of potential projects includes several locations in France, Poland and Switzerland.

   Simon's international investment in BEG/ERE is $43.7 million to date.

Conclusion

   In conclusion, I want reiterate that I am bullish about our company for the following reasons:

  . Our core business remains strong, as evidenced by continuing portfolio sales growth and occupancy increases, healthy NOI growth, and continued margin improvement.

  . We have a strong balance sheet--no acquisition activity is planned, our development activity is slowing, and we are actively recycling capital through property dispositions and the sale of our investment in Chelsea.

  . And this is an exciting time to be in the real estate business with the multitude of opportunities offered by technology. And I firmly believe that we are at the forefront of the movement to take advantage of technology.

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